UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2026

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 Euclid Avenue, Suite 1600, Cleveland, Ohio	44115
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	TDG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Completed Financing Summary

 On September 28, 2026, TransDigm Inc. (the “Issuer”), a wholly-owned subsidiary of TransDigm Group Incorporated (“TransDigm Group”), completed the previously announced offering of $3,000 million of new 6.75% Senior Secured Notes maturing January 2035 (the “Notes”) at an issue price of 100.00% of the principal amount thereof.

 TransDigm Group intends to use the net proceeds of the offering of the Notes to repurchase the Issuer’s outstanding $2,100 million 6.75% Senior Secured Notes due 2028 pursuant to a concurrent tender offer that launched on September 14, 2026, as previously announced, and for general corporate purposes.

Secured Notes Indenture

 The Notes and related guarantees were issued in a private offering to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

 The Notes were issued pursuant to an indenture, dated as of September 28, 2026 (the “Indenture”), among the Issuer, TransDigm Group and the subsidiaries of the Issuer party thereto, as guarantors, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and US collateral agent, and The Bank of New York Mellon, as UK collateral agent.

 The Notes bear interest at the rate of 6.75% per annum, which accrues from September 28, 2026 and is payable in arrears on January 31 and July 31 of each year, commencing on January 31, 2027. The Notes mature on January 31, 2035, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the Indenture.

 The Issuer may redeem some or all of the Notes at the redemption prices and on the terms specified in the Indenture. If TransDigm Group or the Issuer experiences specific kinds of changes in control or TransDigm Group or any of its restricted subsidiaries sells certain of its assets, then the Issuer must offer to repurchase the Notes on the terms set forth in the Indenture.

 The Notes are the Issuer’s senior secured obligations. As of the issue date, the Notes are guaranteed, on a senior secured basis, by TransDigm Group and each of the Issuer’s direct and indirect restricted subsidiaries that is a party to the Indenture and that is a borrower or guarantor under the Issuer’s senior secured credit facilities. From and after the issue date, the Notes will be guaranteed, with certain exceptions, on a senior secured basis by TransDigm Group and each of the Issuer’s direct and indirect restricted subsidiaries that is a party to the Indenture and that is a borrower or guarantor under the Issuer’s senior secured credit facilities or that issues or guarantees any capital markets indebtedness of the Issuer or any of the guarantors in an aggregate principal amount of at least $200 million. The Notes and related guarantees rank equally in right of payment with all of the Issuer’s and the guarantors’ existing and future senior indebtedness, senior in right of payment to any of the Issuer’s and the guarantors’ existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes and guarantees, and structurally subordinated to all of the liabilities of the Issuer’s non-guarantor subsidiaries.

 The Indenture contains certain covenants that, among other things, limit the Issuer’s ability, and the ability of certain of its subsidiaries, to incur or guarantee additional indebtedness or issue preferred stock, pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt, make certain investments, engage in certain transactions with affiliates, consummate certain assets sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all assets, incur or suffer to exist liens securing indebtedness and engage in certain business activities. The Indenture contains events of default customary for agreements of its type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all Notes to be due and payable immediately.

 The above summary of the Indenture is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation.

 The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

    (d)   Exhibits

Exhibit Number	Description

4.1	Indenture, dated as of September 28, 2026, among TransDigm Inc., as issuer, TransDigm Group Incorporated, as a guarantor, the subsidiary guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee and US collateral agent, and The Bank of New York Mellon, as UK collateral agent, relating to TransDigm Inc.’s 6.75% Senior Secured Notes due 2035.

4.2	Form of 6.75% Senior Secured Notes due 2035 (included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Sarah Wynne
Name:	Sarah Wynne
Title:	Chief Financial Officer (Principal Financial Officer)

Dated: September 28, 2026